Exhibit 99.1

TIB FINANCIAL CORP. ANNOUNCES FIRST QUARTER
2004 EARNINGS

Naples, Fla. (April 29, 2004) — TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income for the first quarter of 2004 of $1,272,818 or $0.29 basic earnings per share, versus net income of $1,189,269 or $0.29 basic earnings per share for the first quarter of 2003. On a diluted basis, earnings per share was $0.27 for the quarter compared to $0.28 for the same period in 2003, a decrease of $0.01.

     The increase in net income for the first quarter of 2004 over the respective prior year period resulted primarily from an increase in net interest income from $5.8 million to $6.8 million, or 17.1%. This growth is attributed primarily to the 19.9% growth in total loans versus the year ago period. The principal offset to this increase in income was an increase in non-interest expense from $6.8 million to $7.8 million that funded the continued growth of the Company.

     Total deposits increased 13.1% to $617.4 million at March 31, 2004 compared to $546.0 million at March 31, 2003, with noninterest-bearing deposits increasing 25.3% and interest-bearing deposits growing 9.6% from year ago levels. Core deposit growth and a lower interest rate environment caused a 2.7% decrease in interest expense.

     As of March 31, 2004, TIB Financial Corp. had total assets of $710.6 million and total deposits of $617.4 million. This represents a 6.2% increase in assets and an 11.5% increase in deposits from December 31, 2003. At December 31, 2003, total assets were $669.3 million and total deposits were $553.8 million.

     As previously announced, the Company closed on the sale of 1,000,000 shares of its common stock on April 15, 2004. The shares were sold on a firm commitment basis through Advest, Inc. The net proceeds of the offering will be used to provide capital to support continued loan and deposit growth throughout our South Florida markets.

     “Our first quarter results were in line with expectations and, along with our recently completed common stock offering, support the continued implementation of our growth strategy” said Edward V. Lett, President and CEO of TIB Financial Corp.

     TIB Bank of the Keys is a wholly owned subsidiary of TIB Financial Corp., and is the largest bank headquartered in Monroe County. TIB Bank has been in operation for 30 years and currently operates nine offices in the Florida Keys, two offices in South Miami-Dade County, and three offices in Naples and Bonita Springs, the newest markets. Two additional offices are under construction in the Southwest Florida market. In addition to its retail and commercial product lines, TIB Bank also provides investment services and government guaranteed lending, as well as merchant bankcard services.

     Copies of TIBB press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the Company’s website at www.tibbank.com. For further information, contact Edward V. Lett, President and CEO at (239) 263-3344.

     Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

TIB Financial Corp. and Subsidiaries
Unaudited
Consolidated Statements of Income

	For the Quarter Ended
	March 31,
(in thousands, except per share data)	2004	2003
Interest and dividend income	$9,218	$8,290
Interest expense	2,390	2,457

Net interest income	6,828	5,833
Provision for loan losses	369	330
Non-interest income:
Service charges on deposit accounts	644	573
Investment securities gains, net	44	5
Merchant bankcard processing income	1,760	1,378
Gain on sale of government guaranteed loans	—	87
Fees on mortgage loans sold	398	602
Retail investment services	94	87
Other income	333	346

Total non-interest income	3,273	3,078

Non-interest expense:
Salaries & employee benefits	3,442	3,167
Net occupancy expense	1,122	1,026
Other expense	3,230	2,589

Total non-interest expense	7,794	6,782

Income before income tax expense	1,938	1,799
Income tax expense	665	637

Net income from continuing operations	1,273	1,162
Discontinued operations – Keys Insurance Agency, Inc.	—	27

NET INCOME	$1,273	$1,189

BASIC EARNINGS PER SHARE:
Continuing operations	$0.29	$0.28
Discontinued operations	—	0.01

Basic earnings per share	$0.29	$0.29

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.27	$0.27
Discontinued operations	—	0.01

Diluted earnings per share	$0.27	$0.28

Selected Financial Data (Dollars in thousands)

	For Quarter Ended March 31,
	2004	2003
Average loans outstanding	$546,516	$452,579
Average earning assets	617,302	521,690
Net loan charge-offs	238	233

Return on average equity	12.04%	13.91%
Net interest margin	4.50%	4.56%
Average diluted shares	4,659,394	4,227,229
End of period shares outstanding	4,489,064	4,114,425

	2004	2003
Non-performing loans as of March 31,	$483	$206